Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-60208) pertaining to the Goodrich Corporation Employee Stock Purchase Plan of our report dated March 12, 2007, with respect to the financial statements of the Goodrich Corporation Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
Charlotte, North Carolina
March 14, 2007